Exhibit 99.1

Solaris Oilfield Infrastructure Announces First Quarter 2024 Results and Continued Shareholder Returns for Second Quarter 2024

First Quarter 2024 Summary Results and Shareholder Return Highlights

●	Revenue of $68 million

●	Net income of $7 million, or $0.14 per diluted Class A share; Adjusted pro forma net income of $7 million, or $0.16 per fully diluted share

●	Adjusted EBITDA of $23 million

●	Generated $17 million of cash flow from operations and $14 million in free cash flow

●	Returned a total of $13 million to shareholders in first quarter 2024 through share repurchases and dividends, resulting in $172 million cumulatively returned to shareholders since 2018

●	Approved second quarter 2024 dividend of $0.12 per share on April 24, 2024, to be paid on June 17, 2024, which, once paid, will represent Solaris’ 23rd consecutive dividend

HOUSTON, Texas, April 25, 2024 — (BUSINESS WIRE) — Solaris Oilfield Infrastructure, Inc. (NYSE:SOI) (“Solaris” or the “Company”), today announced first quarter 2024 financial and operational results.

“Solaris started the year with strong free cash flow generation as we continue to harvest cash from the organic investments we made over the last few years,” Chairman and Chief Executive Officer Bill Zartler commented.

“Including today’s announced dividend, we have cumulatively returned nearly half of the company’s current market capitalization to shareholders. We expect that the continued growth in our free cash flow during the remainder of this year should support continued execution on our shareholder returns commitment, while allowing us to maintain our healthy balance sheet and build flexibility for future organic and inorganic investments.”

Shareholder Returns

On February 19, 2024, Solaris’ Board of Directors approved a cash dividend of $0.12 per share of Class A common stock, which was paid on March 21, 2024 to holders of record as of March 11, 2024, and a distribution of $0.12 per unit for holders of units in Solaris Oilfield Infrastructure, LLC (“Solaris LLC,” and such holders “Solaris LLC Unitholders”), subject to the same payment and record date, or approximately $5 million in aggregate.

Solaris repurchased 1.1 million shares during the first quarter of 2024 for approximately $8 million. Approximately $15 million remains in the current share repurchase authorization. Since initiating the repurchase authorization in the first quarter of 2023, Solaris has repurchased a total of 4.3 million shares of Class A common stock, or approximately 10% of Solaris’ total current outstanding shares.

On April 24, 2024, Solaris’ Board of Directors approved a second quarter 2024 cash dividend of $0.12 per share of Class A common stock, to be paid on June 17, 2024 to holders of record as of June 7, 2024, and a distribution of $0.12 per unit to Solaris LLC Unitholders, which is subject to the same payment and record dates, or approximately $5 million in aggregate.

Pro forma for the announced second quarter 2024 dividend, Solaris has returned approximately $178 million to shareholders through dividends and share repurchases. Since commencing shareholder returns in 2018, the Company has increased the dividend per share by 20% and has driven a 7% net reduction in total shares outstanding.

Free Cash Flow, Capital Expenditures and Liquidity

Free cash flow after asset disposals was positive $14 million in the first quarter of 2024, including a typical seasonal working capital use of $5 million.

Capital expenditures in the first quarter of 2024 were approximately $3 million, down approximately 55% from the fourth quarter of 2023. Solaris still expects full year 2024 capital expenditures to be less than $15 million, an approximately 75% year-over-year reduction.

As of March 31, 2024, Solaris had $3 million of cash on the balance sheet. Solaris ended the first quarter of 2024 with $30 million in borrowings outstanding and $41 million of liquidity. Net debt (defined as total debt outstanding less cash) at the end of the first quarter of 2024 was $27 million.

See “About Non-GAAP Measures” below for additional detail and reconciliations of GAAP to non-GAAP measures in the accompanying financial tables.

First Quarter 2024 Financial Review

Net income was $7 million, or $0.14 per diluted Class A share, for first quarter 2024, compared to fourth quarter 2023 net income of $7 million, or $0.14 per diluted Class A share, and first quarter 2023 net income of $12 million, or $0.23 per diluted Class A share. Adjusted pro forma net income for first quarter 2024 was $7 million, or $0.16 per fully diluted share, compared to fourth quarter 2023 adjusted pro forma net income of $7 million, or $0.15 per fully diluted share, and first quarter 2023 adjusted pro forma net income of $11 million, or $0.24 per fully diluted share.

Revenue was $68 million for first quarter 2024, which was up 7% from fourth quarter 2023 and down 18% from first quarter 2023. Adjusted EBITDA for first quarter 2024 was $23 million, which was up 7% from fourth quarter 2023 and down 10% from first quarter 2023. The sequential increases in revenue and Adjusted EBITDA were driven by an increase in lower-margin ancillary last mile logistics services activity and improved system pricing.

During the first quarter of 2024, Solaris earned revenue on 102 fully utilized systems, which includes sand systems and top fill systems. Total fully utilized systems were essentially flat with fourth quarter 2023 and down 14% from first quarter 2023. Solaris followed an average of 64 industry frac crews on a fully utilized basis in the first quarter of 2024, which was flat with fourth quarter 2023.

See “About Non-GAAP Measures” below for additional detail and reconciliations of GAAP to non-GAAP measures in the accompanying financial tables.

Conference Call

Solaris will host a conference call to discuss its results for first quarter 2024 on Friday, April 26, 2024 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). To join the conference call from within the United States, participants may dial (844) 413-3978, or for participants outside of the United States (412) 317-6594. Participants should ask the operator to join the Solaris Oilfield Infrastructure, Inc. call. Participants are encouraged to log in to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investor Relations section of the Company’s website at http://www.solarisoilfield.com.

An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. It can be accessed by dialing (877) 344-7529 within the United States or (412) 317-0088 outside of the United States. The conference call replay access code is 2917930. The replay will also be available in the Investor Relations section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

About Non-GAAP Measures

In addition to financial results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), this news release presents non-GAAP financial measures. Management believes that adjusted net income, adjusted diluted earnings per share, and Adjusted EBITDA provide useful information to investors regarding the Company’s financial condition and results of operations because they reflect the core operating results of our businesses and help facilitate comparisons of operating performance across periods. Although management believes the aforementioned non-GAAP financial measures are good tools for internal use and the investment community in evaluating Solaris’ overall financial performance, the foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying financial tables.

About Solaris Oilfield Infrastructure, Inc.

Solaris Oilfield Infrastructure, Inc. (NYSE:SOI) provides mobile equipment that drives supply chain and execution efficiencies in the completion of oil and natural gas wells. Solaris’ patented systems are deployed across oil and natural gas basins in the United States. Additional information is available on our website, www.solarisoilfield.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of forward-looking statements include, but are not limited to, our business strategy, our industry, our future profitability, the volatility in global oil markets, expected capital expenditures and the impact of such expenditures on performance, management changes, current and potential future long-term contracts, our future business and financial performance and our results of operations, and the other risks discussed in Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the U.S. Securities Exchange Commission (the “SEC”) on February 27, 2024. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Factors that could cause our actual results to differ materially from the results contemplated by such forward-looking statements include, but are not limited to the factors discussed or referenced in our filings made from time to time with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

SOLARIS OILFIELD INFRASTRUCTURE, INC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended
	March 31,		December 31,
	2024	2023	2023

Revenue	$64,635	$77,828	$60,069
Revenue - related parties	3,255	4,894	3,278
Total revenue	67,890	82,722	63,347

Operating costs and expenses:
Cost of services (excluding depreciation and amortization)	39,887	53,223	36,870
Depreciation and amortization	9,934	8,417	9,518
Selling, general and administrative	7,990	6,538	7,229
Other operating (income) expense, net (1)	123	(338)	489
Total operating costs and expenses	57,934	67,840	54,106
Operating income	9,956	14,882	9,241
Interest expense, net	(799)	(459)	(912)
Income before income tax expense	9,157	14,423	8,329
Provision for income taxes	(1,857)	(2,486)	(1,370)
Net income	7,300	11,937	6,959
Less: net income related to non-controlling interests	(2,983)	(4,368)	(2,658)
Net income attributable to Solaris Oilfield Infrastructure, Inc.	4,317	7,569	4,301
Less: income attributable to participating securities (2)	(277)	(350)	(214)
Net income attributable to common shareholders	$4,040	$7,219	$4,087

Earnings per share of Class A common stock - basic	$0.14	$0.23	$0.14
Earnings per share of Class A common stock - diluted	$0.14	$0.23	$0.14

Basic weighted average shares of Class A common stock outstanding	28,587	31,214	29,024
Diluted weighted average shares of Class A common stock outstanding	28,587	31,214	29,024

1)	Other operating (income) expense, net includes the sale or disposal of assets, credit losses or recoveries, sublease income, transaction costs and other settlements.
2)	The Company’s restricted shares of common stock are participating securities.

SOLARIS OILFIELD INFRASTRUCTURE, INC

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share amounts)

(Unaudited)

	March 31,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$3,424	$5,833
Accounts receivable, net of allowances of $404 and $104, respectively	46,411	44,916
Accounts receivable - related party	2,721	2,378
Prepaid expenses and other current assets	3,405	4,342
Inventories	6,924	6,672
Assets held for sale	—	3,000
Total current assets	62,885	67,141
Property, plant and equipment, net	320,885	325,121
Non-current inventories	1,566	1,593
Non-current receivables, net of allowance of $862 and $862, respectively	1,663	1,663
Operating lease right-of-use assets	10,394	10,721
Goodwill	13,004	13,004
Intangible assets, net	521	702
Deferred tax assets	45,861	48,010
Other assets	291	342
Total assets	$457,070	$468,297
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$12,266	$12,654
Accrued liabilities	16,489	20,292
Current portion of payables related to Tax Receivable Agreement	2,684	—
Current portion of operating lease liabilities	1,381	1,385
Current portion of finance lease liabilities	2,495	2,462
Other current liabilities	—	408
Total current liabilities	35,315	37,201
Operating lease liabilities, net of current	11,251	11,541
Credit agreement	30,000	30,000
Finance lease liabilities, net of current	1,766	2,401
Payables related to Tax Receivable Agreement	68,846	71,530
Other long-term liabilities	44	44
Total liabilities	147,222	152,717
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.01 par value, 600,000 shares authorized, 28,330 shares and 28,967 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	283	290
Class B common stock, $0.00 par value, 180,000 shares authorized, 13,674 shares issued and outstanding as of March 31, 2024 and December 31, 2023	—	—
Additional paid-in capital	182,723	188,379
Retained earnings	17,125	17,314
Total stockholders' equity attributable to Solaris Oilfield Infrastructure, Inc.	200,131	205,983
Non-controlling interest	109,717	109,597
Total stockholders' equity	309,848	315,580
Total liabilities and stockholders' equity	$457,070	$468,297

SOLARIS OILFIELD INFRASTRUCTURE, INC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net income	$7,300	$11,937
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,934	8,417
(Gain) loss on disposal of asset	12	(22)
Stock-based compensation	2,217	1,980
Amortization of debt issuance costs	43	31
Allowance for credit losses	300	—
Inventory write-off	223	—
Deferred income tax expense	1,727	2,329
Other	31	10
Changes in operating assets and liabilities:
Accounts receivable	(1,795)	(3,581)
Accounts receivable - related party	(343)	1,086
Prepaid expenses and other assets	951	905
Inventories	(448)	(4,071)
Accounts payable	(131)	2,042
Accrued liabilities	(3,146)	(3,122)
Payments pursuant to tax receivable agreement	—	(1,092)
Net cash provided by operating activities	16,875	16,849
Cash flows from investing activities:
Investment in property, plant and equipment	(3,358)	(18,949)
Proceeds from disposal of property, plant and equipment	10	123
Net cash used in investing activities	(3,348)	(18,826)
Cash flows from financing activities:
Share repurchases and retirements	(8,092)	(14,427)
Distribution to non-controlling interest unitholders	(1,641)	(1,985)
Dividend paid to Class A common stock shareholders	(3,648)	(3,656)
Payments under finance leases	(602)	(738)
Payments under insurance premium financing	(414)	(541)
Cancelled shares withheld for taxes from vesting of restricted stock	(1,539)	(1,336)
Borrowings under the credit agreement	4,000	18,000
Repayment of credit agreement	(4,000)	—
Net cash used in financing activities	(15,936)	(4,683)

Net decrease in cash and cash equivalents	(2,409)	(6,660)
Cash and cash equivalents at beginning of period	5,833	8,835
Cash and cash equivalents at end of period	$3,424	$2,175

Non-cash activities
Investing:
Capitalized depreciation in property, plant and equipment	$120	$129
Capitalized stock based compensation	134	174
Property and equipment additions incurred but not paid at period-end	331	5,015
Reclassification of assets held for sale to property, plant and equipment	3,000	—
Additions to fixed assets through finance leases	—	933
Cash paid for:
Interest	$758	$335
Income taxes	76	1

SOLARIS OILFIELD INFRASTRUCTURE, INC

RECONCILIATION AND CALCULATION OF NON-GAAP FINANCIAL AND OPERATIONAL MEASURES

(In thousands)

(Unaudited)

EBITDA AND ADJUSTED EBITDA

We view EBITDA and Adjusted EBITDA as important indicators of performance. We use them to assess our results of operations because it allows us, our investors and our lenders to compare our operating performance on a consistent basis across periods by removing the effects of varying levels of interest expense due to our capital structure, depreciation and amortization due to our asset base and other items that impact the comparability of financial results from period to period. We present EBITDA and Adjusted EBITDA because we believe they provide useful information regarding trends and other factors affecting our business in addition to measures calculated under generally accepted accounting principles in the United States (“GAAP”).

We define EBITDA as net income, plus (i) depreciation and amortization expense, (ii) interest expense and (iii) income tax expense, including franchise taxes. We define Adjusted EBITDA as EBITDA plus (i) stock-based compensation expense and (ii) certain non-cash items and extraordinary, unusual or non-recurring gains, losses or expenses.

EBITDA and Adjusted EBITDA should not be considered in isolation or as substitutes for an analysis of our results of operation and financial condition as reported in accordance with GAAP. Net income is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. EBITDA and Adjusted EBITDA should not be considered alternative to net income presented in accordance with GAAP. Because EBITDA and Adjusted EBITDA may be defined differently by other companies in our industry, our definitions of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation of net income to EBITDA and Adjusted EBITDA for each of the periods indicated.

	Three Months Ended
	March 31,		December 31,
	2024	2023	2023

Net income	$7,300	$11,937	$6,959
Depreciation and amortization	9,934	8,417	9,518
Interest expense, net	799	459	912
Provision for income taxes (1)	1,857	2,486	1,370
EBITDA	$19,890	$23,299	$18,759
Stock-based compensation expense (2)	2,217	1,980	1,911
(Gain) loss on disposal of assets	12	(361)	(4)
Credit losses	300	—	650
Other (3)	268	200	6
Adjusted EBITDA	$22,687	$25,118	$21,322

1)	United States federal and state income taxes.
2)	Represents stock-based compensation expense related to restricted stock awards and performance-based restricted stock units.
3)	Other includes the net effect of inventory write-offs, transaction costs and other settlements.

FREE CASH FLOW

Free cash flow is an important supplemental measure to assess our liquidity but should not be considered as an alternative to net cash flow from operating activities presented in accordance with GAAP.

	Three Months Ended
	March 31,		December 31,
	2024	2023	2023

Net cash flows provided by operating activities	$16,875	$16,849	$23,583
Cash used for capital expenditures, net of proceeds from disposal of assets	(3,348)	(18,826)	(7,173)
Free cash flow	$13,527	$(1,977)	$16,410

ADJUSTED PRO FORMA NET INCOME AND ADJUSTED PRO FORMA EARNINGS PER FULLY DILUTED SHARE

Adjusted pro forma net income represents net income attributable to Solaris assuming the full exchange of all outstanding membership interests in Solaris LLC not held by Solaris Oilfield Infrastructure, Inc. for shares of Class A common stock, adjusted for certain non-recurring items that the Company doesn't believe directly reflect its core operations and may not be indicative of ongoing business operations. Adjusted pro forma earnings per fully diluted share is calculated by dividing adjusted pro forma net income by the weighted-average shares of Class A common stock outstanding, assuming the full exchange of all outstanding units of Solaris LLC (“Solaris LLC Units”), after giving effect to the dilutive effect of outstanding equity-based awards.

When used in conjunction with GAAP financial measures, adjusted pro forma net income and adjusted pro forma earnings per fully diluted share are supplemental measures of operating performance that the Company believes are useful measures to evaluate performance period over period and relative to its competitors. By assuming the full exchange of all outstanding Solaris LLC Units, the Company believes these measures facilitate comparisons with other companies that have different organizational and tax structures, as well as comparisons period over period because it eliminates the effect of any changes in net income attributable to Solaris as a result of increases in its ownership of Solaris LLC, which are unrelated to the Company's operating performance, and excludes items that are non-recurring or may not be indicative of ongoing operating performance.

Adjusted pro forma net income and adjusted pro forma earnings per fully diluted share are not necessarily comparable to similarly titled measures used by other companies due to different methods of calculation. Presentation of adjusted pro forma net income and adjusted pro forma earnings per fully diluted share should not be considered alternatives to net income and earnings per share, as determined under GAAP. While these measures are useful in evaluating the Company's performance, it does not account for the earnings attributable to the non-controlling interest holders and therefore does not provide a complete understanding of the net income attributable to Solaris. Adjusted pro forma net income and adjusted pro forma earnings per fully diluted share should be evaluated in conjunction with GAAP financial results. A reconciliation of adjusted pro forma net income to net income attributable to Solaris, the most directly comparable GAAP measure, and the computation of adjusted pro forma earnings per fully diluted share are set forth below.

	Three Months Ended
	March 31,		December 31,
	2024	2023	2023
Numerator:
Net income attributable to Solaris	$4,317	$7,569	$4,301
Adjustments:
Reallocation of net income attributable to non-controlling interests from the assumed exchange of LLC Interests (1)	2,983	4,368	2,658
Loss on disposal of assets	12	(361)	(4)
Credit losses	300	—	650
Other (2)	268	200	6
Incremental income tax expense	(626)	(779)	(976)
Adjusted pro forma net income	$7,254	$10,997	$6,635
Denominator:
Weighted average shares of Class A common stock outstanding	28,587	31,214	29,024
Adjustments:
Potentially dilutive shares (3)	15,543	15,224	15,252
Adjusted pro forma fully weighted average shares of Class A common stock outstanding - diluted	44,130	46,438	44,276
Adjusted pro forma earnings per share - diluted	$0.16	$0.24	$0.15

(1)	Assumes the exchange of all outstanding Solaris LLC Units for shares of Class A common stock at the beginning of the relevant reporting period, resulting in the elimination of the non-controlling interest and recognition of the net income attributable to non-controlling interests.
(2)	Other includes the net effect of inventory write-offs, transaction costs and other settlements.
(3)	Assumes the exchange of all outstanding Solaris LLC Units for shares of Class A common stock and vesting of Restricted stock awards and Performance-based restricted stock awards at the beginning of the relevant reporting periods.

Contacts:

Yvonne Fletcher

Senior Vice President, Finance and Investor Relations

(281) 501-3070

IR@solarisoilfield.com